Exhibit 99.3
CORPORATE PROPERTY ASSOCIATES 14 INCORPORATED
CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders of Corporate Property Associates 14 Incorporated:
In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Corporate Property Associates 14 Incorporated and its subsidiaries at December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
/s/ PricewaterhouseCoopers LLP
New York, New York
March 24, 2006, except with respect to our opinion on the consolidated financial statements and financial statement schedule insofar as they relate to the effects of the discontinued operations as discussed in Notes 13, 14, 15 and 17, as to which the date is September 13, 2006

CORPORATE PROPERTY ASSOCIATES 14 INCORPORATED
CONSOLIDATED BALANCE SHEETS
(in thousands except share and per share amounts)

	December 31,
	2005	2004
ASSETS:
Real estate, net	$943,637	$999,861
Net investment in direct financing leases	115,513	116,343
Equity investments	143,417	134,905
Asset held for sale	—	3,797
Cash and cash equivalents	37,871	36,395
Marketable securities	9,267	13,904
Other assets, net	45,331	41,150

Total assets	$1,295,036	$1,346,355

LIABILITIES, MINORITY INTEREST AND SHAREHOLDERS’ EQUITY:
Liabilities:
Mortgage notes payable	$663,098	$701,181
Mortgage note payable on asset held for sale	—	2,190
Accrued interest	4,358	4,612
Due to affiliates	4,894	4,925
Accounts payable and accrued expenses	5,506	3,760
Prepaid rental income and security deposits	19,514	22,233
Deferred acquisition fees payable to affiliate	16,424	20,012
Other liabilities	1,163	1,424
Distributions payable	13,103	12,894

Total liabilities	728,060	773,231

Minority interest	25,012	26,426

Commitments and contingencies (Note 10) Shareholders’ equity:
Common stock, $.001 par value; 120,000,000 shares authorized; 70,308,710 and 68,982,023 shares issued and outstanding at December 31, 2005 and 2004	70	69
Additional paid-in capital	636,009	620,366
Distributions in excess of accumulated earnings	(81,166)	(76,301)
Accumulated other comprehensive income	7,080	13,621

	561,993	557,755
Less, treasury stock at cost, 2,028,584 and 1,191,490 shares at December 31, 2005 and 2004	(20,029)	(11,057)

Total shareholders’ equity	541,964	546,698

Total liabilities, minority interest and shareholders’ equity	$1,295,036	$1,346,355

The accompanying notes are an integral part of these consolidated financial statements.

CORPORATE PROPERTY ASSOCIATES 14 INCORPORATED
CONSOLIDATED STATEMENTS OF INCOME
(in thousands except share and per share amounts)

	For the years ended December 31,
	2005	2004	2003
REVENUES:
Rental income	$113,427	$110,807	$105,861
Interest income from direct financing leases	14,112	13,430	13,010
Other operating income	4,407	3,575	6,132

	131,946	127,812	125,003

OPERATING EXPENSES:
Depreciation	(23,045)	(22,971)	(22,273)
Property expenses	(24,993)	(22,531)	(20,983)
General and administrative	(6,375)	(6,150)	(8,403)
Impairment charges	—	—	(3,103)

	(54,413)	(51,652)	(54,762)

OTHER INCOME AND EXPENSES:
Income from equity investments	15,798	14,304	12,992
Other interest income	2,232	1,239	1,630
Minority interest in income	(2,153)	(1,805)	(1,489)
Gain on sale of real estate	269	—	—
Gain (loss) on derivative instruments, net	5,271	(719)	(20)
(Loss) gain on foreign currency transactions, net	(446)	1,438	1,040
Interest expense	(52,609)	(52,843)	(51,743)

	(31,638)	(38,386)	(37,590)

Income from continuing operations	45,895	37,774	32,651
DISCONTINUED OPERATIONS:
Income from operations of discontinued properties	1,158	1,166	1,169
Gain on sale of real estate	196	—	—

Income from discontinued operations	1,354	1,166	1,169

NET INCOME	$47,249	$38,940	$33,820

BASIC EARNINGS PER SHARE:
Income from continuing operations	$.67	$.56	$.49
Income from discontinued operations	.02	.02	.02

Net income	$.69	$.58	$.51

DISTRIBUTIONS DECLARED PER SHARE	$.7646	$.7592	$.7552

WEIGHTED AVERAGE SHARES OUTSTANDING — BASIC	68,208,208	67,447,812	66,638,026

The accompanying notes are an integral part of these consolidated financial statements.

CORPORATE PROPERTY ASSOCIATES 14 INCORPORATED
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(in thousands)

	For the years ended December 31,
	2005	2004	2003
Net income	$47,249	$38,940	$33,820
Other comprehensive income:
Foreign currency translation adjustment	(5,745)	2,254	4,396
Unrealized appreciation on marketable securities	(796)	217	641

	(6,541)	2,471	5,037

Comprehensive income:	$40,708	$41,411	$38,857

The accompanying notes are an integral part of these consolidated financial statements.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
(in thousands except share amounts)
For the years ended December 31, 2005, 2004, and 2003

			Distributions	Accumulated
			in Excess of	Other
	Common	Additional	Accumulated	Comprehensive	Treasury
	Stock	Paid-in Capital	Earnings	Income	Stock	Total
Balance at January 1, 2003	$67	$597,852	$(47,508)	$6,113	$(4,635)	$551,889
858,550 shares issued $.001 par, at $10.00 per share, net of offering costs	1	8,528				8,529
Distributions declared			(50,348)			(50,348)
Purchase of treasury stock, 281,731 shares					(2,498)	(2,498)
Net income			33,820			33,820
Change in other comprehensive income				5,037		5,037

Balance at December 31, 2003	68	606,380	(64,036)	11,150	(7,133)	546,429

1,287,321 shares issued $.001 par, at $11.30 per share, net of offering costs	1	13,986				13,987
Distributions declared			(51,205)			(51,205)
Purchase of treasury stock, 388,848 shares					(3,924)	(3,924)
Net income			38,940			38,940
Change in other comprehensive income				2,471		2,471

Balance at December 31, 2004	69	620,366	(76,301)	13,621	(11,057)	546,698

1,326,687 shares issued $.001 par, at $12.10 per share, net of offering costs	1	15,643				15,644
Distributions declared			(52,114)			(52,114)
Purchase of treasury stock, 837,094 shares					(8,972)	(8,972)
Net income			47,249			47,249
Change in other comprehensive income				(6,541)		(6,541)

Balance at December 31, 2005	$70	$636,009	$(81,166)	$7,080	$(20,029)	$541,964

The accompanying notes are an integral part of these consolidated financial statements.

CORPORATE PROPERTY ASSOCIATES 14 INCORPORATED
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands except per share amounts)

	For the years ended December 31,
	2005	2004	2003
Cash flows from operating activities:
Net income	$47,249	$38,940	$33,820
Adjustments to reconcile net income to net cash provided by continuing operations:
Depreciation and amortization	24,597	24,642	23,964
Straight-line rent adjustments	(3,173)	(4,349)	(3,965)
Income from equity investments in excess of distributions received	30	(1,162)	(1,529)
Minority interest in income	2,153	1,805	1,489
Issuance of shares to affiliate in satisfaction of current and accrued performance fees	8,947	8,289	7,105
Impairment charge on real estate	—	—	3,103
(Decrease) increase in prepaid rents and security deposits	(2,232)	2,584	(1,727)
Realized gain on foreign currency transactions	(334)	(1,357)	(349)
Realized gain on sale of warrants	(2,192)	—	—
Reversal of unrealized loss on warrants	7	—	—
Unrealized (gain) loss on derivatives, net	(3,086)	719	20
Unrealized loss (gain) on foreign currency transactions, net	780	(81)	(691)
Settlement proceeds received in the form of marketable securities	(223)	—	—
Gain on sale of real estate	(465)	—	—
Change in other operating assets and liabilities, net	(1,163)	560	(1,830)

Net cash provided by operating activities	70,895	70,590	59,410

Cash flows from investing activities:
Equity distributions received in excess of equity income	1,837	2,412	1,178
Capital distributions received from equity investments	—	—	8,722
Purchases of real estate and equity investments and other capitalized costs, net (a)	(3,279)	(17,195)	(50,385)
Value added taxes recoverable on purchase of real estate	—	—	827
Purchase of securities	—	(10,825)	(15,000)
Proceeds from sale of securities	9,432	19,775	21,059
Proceeds from sale of real estate	5,808	—	—
Payment of deferred acquisition fees	(3,420)	(3,266)	(2,373)

Net cash provided by (used in) investing activities	10,378	(9,099)	(35,972)

Cash flows from financing activities:
Distributions paid	(51,905)	(50,973)	(50,173)
Proceeds from stock issuance, net of costs	6,697	5,698	1,424
Prepayment of mortgage principal	(8,512)	—	—
Release of mortgage funds by lenders	—	167	2,776
Proceeds from mortgages	—	—	21,582
Repayment of proceeds from note	—	(1,617)	1,617
Payments of mortgage principal	(12,433)	(11,046)	(9,234)
Purchase of treasury stock	(8,972)	(3,924)	(2,498)
Distributions paid to minority interest partner, net	(3,579)	(2,735)	(3,340)

Net cash used in financing activities	(78,704)	(64,430)	(37,846)

Effect of exchange rates on cash	(1,093)	609	1,035

Net increase (decrease) in cash and cash equivalents	1,476	(2,330)	(13,373)
Cash and cash equivalents, beginning of year	36,395	38,725	52,098

Cash and cash equivalents, end of year	$37,871	$36,395	$38,725

Noncash investing and financing activities:

(a)	Included in the cost basis of real estate and equity investments acquired in 2004 and 2003 are deferred acquisition fees payable to W. P. Carey & Co., LLC of $749 and $1,733, respectively. No such fees were incurred in 2005.
Supplemental cash flow information:
Interest paid, excluding capitalized interest, was $52,019, $52,923 and $51,261 in 2005, 2004 and 2003, respectively. Capitalized interest was $357 in 2003. No capitalized interest was recognized in 2005 and 2004.
The accompanying notes are an integral part of these consolidated financial statements.

CORPORATE PROPERTY ASSOCIATES 14 INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands except share and per share amounts)
1. Business and Organization
Corporate Property Associates 14 Incorporated (the “Company”) is a real estate investment trust (“REIT”) that invests in commercial properties leased to companies domestically and internationally, primarily on a triple net basis. As of December 31, 2005, the Company’s portfolio consisted of 236 properties leased to 73 tenants and totaling more than 25 million square feet. Subject to certain restrictions and limitations, the business of the Company is managed by W. P. Carey & Co. LLC (“WPC”) and its subsidiaries (collectively referred to as the “advisor”).
An initial offering of the Company’s shares which commenced on November 10, 1997 concluded on November 10, 1999 at which time the Company had issued an aggregate of 29,440,594 shares ($294,406). On November 17, 1999, the Company commenced an offering for a maximum of 40,000,000 shares of common stock. The shares were offered to the public on a “best efforts” basis at a price of $10 per share. The second offering concluded on November 15, 2001, by which time 36,353,686 shares ($363,537) were issued. These proceeds have been combined with limited recourse mortgage debt to purchase the Company’s real estate portfolio. As a REIT, the Company is not subject to U.S. federal income taxation as long as it satisfies certain requirements relating to the nature of its income, the level of its distributions and other factors.
2. Summary of Significant Accounting Policies
Basis of Consolidation
The consolidated financial statements include the Company, its wholly owned and majority owned controlled subsidiaries. As of December 31, 2005, the Company is not the primary beneficiary of any variable interest entity (“VIE”). All material inter-entity transactions have been eliminated.
For acquisitions of an interest in an entity or newly formed joint venture or limited liability company, the Company evaluates the entity to determine if the entity is deemed a VIE, and if the Company is deemed to be the primary beneficiary, in accordance with Financial Accounting Standards Board (“FASB”) Interpretation No. 46(R), “Consolidation of Variable Interest Entities” (“FIN 46(R)”). Entities that meet one or more of the criteria listed below are considered VIEs.
—	The Company’s equity investment is not sufficient to allow the entity to finance its activities without additional third party financing;

—	The Company does not have the direct or indirect ability to make decisions about the entity’s business;

—	The Company is not obligated to absorb the expected losses of the entity;

—	The Company does not have the right to receive the expected residual returns of the entity; and

—	The Company’s voting rights are not proportionate to its economic interests, and substantially all of the entity’s activities either involve or are conducted on behalf of an investor that has disproportionately few voting rights.
The Company consolidates the entities that are VIEs when the Company is deemed to be the primary beneficiary of the VIE. For entities where the Company is not deemed to be the primary beneficiary of the VIE and the Company’s ownership is 50% or less and has the ability to exercise significant influence, as well as any jointly-controlled tenancy-in-common, interests are accounted for under the equity method, i.e. at cost, increased or decreased by the Company’s share of earnings or losses, less distributions. When events occur, the Company will reconsider its determination of whether an entity is a VIE and who the primary beneficiary is to determine if there is a change in the original determinations.
The Company has interests in six joint ventures that are consolidated and have minority interests that have finite lives and were considered mandatorily redeemable non-controlling interests prior to the issuance of FSP 150-3. As a result of the deferral provisions of FSP 150-3, these minority interests have not been reflected as liabilities. The carrying value of these minority interests at December

CORPORATE PROPERTY ASSOCIATES 14 INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(in thousands except share and per share amounts)
31, 2005 and 2004 is $12,478 and $12,356, respectively. The fair value of these minority interests at December 31, 2005 and 2004 is $10,678 and $18,437, respectively.
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Reclassifications and Revisions
Certain prior year amounts have been reclassified to conform to the current year’s financial statement presentation. The Company has revised its 2004 and 2003 consolidated statements of cash flows to present the operating portion of the cash flows attributable to our discontinued operations on a combined basis.
Purchase Price Allocation
In connection with the Company’s acquisition of properties, purchase costs will be allocated to the tangible and intangible assets and liabilities acquired based on their estimated fair values. The value of the tangible assets, consisting of land, buildings and tenant improvements, will be determined as if vacant. Intangible assets including the above-market value of leases, the value of in-place leases and the value of tenant relationships will be recorded at their relative fair values. Below-market value of leases will also be recorded at their relative fair values and will be included in other liabilities in the accompanying financial statements.
Above-market and below-market in-place lease values for owned properties will be recorded based on the present value (using an interest rate reflecting the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the leases negotiated and in place at the time of acquisition of the properties and (ii) management’s estimate of fair market lease rates for the property or equivalent property, measured over a period equal to the remaining non-cancelable term of the lease. The capitalized above-market lease value will be amortized as a reduction of rental income over the remaining non-cancelable term of each lease. The capitalized below-market lease value will be amortized as an increase to rental income over the initial term and any fixed rate renewal periods in the respective leases.
The total amount of other intangibles will be allocated to in-place lease values and tenant relationship intangible values based on management’s evaluation of the specific characteristics of each tenant’s lease and the Company’s overall relationship with each tenant. Characteristics that are considered in allocating these values include the nature and extent of the existing relationship with the tenant, prospects for developing new business with the tenant, the tenant’s credit quality and the expectation of lease renewals among other factors. Third party appraisals or management’s estimates are used to determine these values.
Factors considered in the analysis include the estimated carrying costs of the property during a hypothetical expected lease-up period, current market conditions and costs to execute similar leases. Management will also consider information obtained about a property in connection with its pre-acquisition due diligence. Estimated carrying costs include real estate taxes, insurance, other property operating costs and estimates of lost rentals at market rates during the hypothetical expected lease-up periods, based on management’s assessment of specific market conditions. Estimated costs to execute leases including commissions and legal costs to the extent that such costs are not already incurred with a new lease that has been negotiated in connection with the purchase of the property will also be considered.
The value of in-place leases will be amortized to expense over the remaining initial term of each lease. The value of tenant relationship intangibles will be amortized to expense over the initial and expected renewal terms of the leases but no amortization period for intangibles will exceed the remaining depreciable life of the building. Intangibles for above-market and below-market leases, in-place lease intangibles and tenant relationships will be amortized over their estimated useful lives. In the event that a lease is

CORPORATE PROPERTY ASSOCIATES 14 INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(in thousands except share and per share amounts)
terminated, the unamortized portion of each intangible, including market rate adjustments, in-place lease values and tenant relationship values, is charged to expense.
Operating Real Estate
Land and buildings and personal property are carried at cost less accumulated depreciation. Renewals and improvements are capitalized, while replacements, maintenance and repairs that do not improve or extend the lives of the respective assets are expensed as incurred.
Real Estate Under Construction and Redevelopment
For properties under construction, operating expenses including interest charges and other property expenses, including real estate taxes, are capitalized rather than expensed and incidental revenue is recorded as a reduction of capitalized project (i.e., construction) costs. Interest is capitalized by applying the interest rate applicable to outstanding borrowings to the average amount of accumulated expenditures for properties under construction during the period.
Cash Equivalents
The Company considers all short-term, highly liquid investments that are both readily convertible to cash and have a maturity of three months or less at the time of purchase to be cash equivalents. Items classified as cash equivalents include commercial paper and money market funds. Substantially all of the Company’s cash and cash equivalents at December 31, 2005 and 2004 were held in the custody of three financial institutions and which balances, at times, exceed federally insurable limits. The Company mitigates this risk by depositing funds with major financial institutions.
Marketable Securities
Marketable securities, which consist of an interest in collateralized mortgage obligations (see Note 7), common stock in publicly-traded companies and auction-rate securities, are classified as available for sale securities and reported at fair value, with the Company’s interest in unrealized gains and losses on these securities reported as a component of other comprehensive income until realized.
Other Assets
Included in other assets are deferred charges and deferred rental income. Deferred charges are costs incurred in connection with mortgage financings and refinancings and are amortized over the terms of the mortgages using the effective interest rate method and included in interest expense in the accompanying consolidated financial statements. Deferred rental income is the aggregate cumulative difference for operating leases between scheduled rents, which vary during the lease term, and rent recognized on a straight-line basis.
Deferred Acquisition Fees Payable to Affiliate
Fees are payable for services provided by the advisor, an affiliate, to the Company relating to the identification, evaluation, negotiation, financing and purchase of properties. A portion of such fees is deferred and is payable in annual installments totaling 2% of the purchase price of the properties over no less than eight years following the first anniversary of the date a property was purchased. Payment of such fees is subject to the performance criterion (see Note 3).
Treasury Stock
Treasury stock is recorded at cost.

CORPORATE PROPERTY ASSOCIATES 14 INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(in thousands except share and per share amounts)
Real Estate Leased to Others
Real estate is leased to others on a net lease basis, whereby the tenant is generally responsible for all operating expenses relating to the property, including property taxes, insurance, maintenance, repairs, renewals and improvements. Expenditures for maintenance and repairs including routine betterments are charged to operations as incurred. Significant renovations that increase the useful life of the properties are capitalized. For the year ended December 31, 2005, lessees were responsible for the direct payment of real estate taxes of approximately $13,157.
The Company diversifies its real estate investments among various corporate tenants engaged in different industries, by property type and geographically. One tenant, Carrefour France SAS, currently represents 11% of total lease revenues. Substantially all of the Company’s leases provide for either scheduled rent increases, periodic rent increases based on formulas indexed to increases in the Consumer Price Index (“CPI”) or percentage rents. Rents from percentage rents are recognized as reported by the lessees, that is, after the level of sales requiring a rental payment to the Company is reached.
The leases are accounted for under either the direct financing or operating methods as appropriate for the transaction. Such methods are described below:
Direct financing method — Leases accounted for under the direct financing method are recorded at their net investment (Note 5). Unearned income is deferred and amortized to income over the lease terms so as to produce a constant periodic rate of return on the Company’s net investment in the lease.
Operating method — Real estate is recorded at cost less accumulated depreciation; minimum rental revenue is recognized on a straight-line basis over the term of the leases, and expenses (including depreciation) are charged to operations as incurred (Note 4).
On an ongoing basis, the Company assesses its ability to collect rent and other tenant-based receivables and determine an appropriate allowance for uncollected amounts. Because the Company has a limited number of lessees (25 lessees represented more than 75% of annual rental income during 2005), we believe that it is necessary to evaluate the collectibility of these receivables based on the facts and circumstances of each situation rather than solely using statistical methods. The Company generally recognize a provision for uncollected rents and other tenant receivables and measure our allowance against actual arrearages. For amounts in arrears, the Company make subjective judgments based on our knowledge of a lessee’s circumstances and may reserve for the entire receivable amount from a lessee because there has been significant or continuing deterioration in the lessee’s ability to meet its lease obligations.
Depreciation
Depreciation of building and related improvements is computed using the straight-line method over the estimated useful lives of the properties — generally 40 years. Depreciation of tenant improvements is computed using the straight-line method over the remaining term of the lease.
Impairments
When events or changes in circumstances indicate that the carrying amount may not be recoverable, the Company assesses the recoverability of its long-lived assets and certain intangible assets based on projections of undiscounted cash flows, without interest charges, over the life of such assets. In the event that such cash flows are insufficient, the assets are adjusted to their estimated fair value. The Company performs a review of its estimate of residual value of its direct financing leases at least annually to determine whether there has been an other than temporary decline in the Company’s current estimate of residual value of the underlying real estate assets (i.e., the estimate of what the Company could realize upon sale of the property at the end of the lease term). If the review indicates a decline in residual value that is other than temporary, a loss is recognized and the accounting for the direct financing lease will be revised to reflect the decrease in the expected yield using the changed estimate, that is, a portion of the future cash flow from the lessee will be recognized as a return of principal rather than as revenue.

CORPORATE PROPERTY ASSOCIATES 14 INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(in thousands except share and per share amounts)
Investments in unconsolidated joint ventures are accounted for under the equity method and are recorded initially at cost, as equity investments and are subsequently adjusted for the Company’s proportionate share of earnings and cash contributions and distributions. On a periodic basis, the Company assesses whether there are any indicators that the value of equity investments may be impaired and whether or not that impairment is other than temporary. To the extent an other than temporary impairment has occurred, the charge is measured as the excess of the carrying amount of the investment over the fair value of the investment.
When the Company identifies assets as held for sale, it discontinues depreciating the assets and estimates the sales price, net of selling costs, of such assets. If in the Company’s opinion, the net sales price of the assets which have been identified for sale is less than the net book value of the assets, an impairment charge is recognized and a valuation allowance is established. To the extent that a purchase and sale agreement has been entered into, the allowance is based on the negotiated sales price. To the extent that the Company has adopted a plan to sell an asset but has not entered into a sales agreement, it will make judgments of the net sales price based on current market information. The Company will continue to review the initial valuation for subsequent changes in the fair value less cost to sell and will recognize an additional impairment charge or a gain (not to exceed the cumulative loss previously recognized). If circumstances arise that previously were considered unlikely and, as a result, the Company decides not to sell a property previously classified as held for sale, the property is reclassified as held and used. A property that is reclassified is measured and recorded individually at the lower of (a) its carrying amount before the property was classified as held for sale, adjusted for any depreciation expense that would have been recognized had the property been continuously classified as held and used or (b) the fair value at the date of the subsequent decision not to sell.
Foreign Currency Translation
The Company consolidates its real estate investments in The Netherlands, Finland, France and the United Kingdom. The functional currencies for these investments are the Euro and British Pound. The translation from these local currencies to the U.S. dollar is performed for assets and liabilities using current exchange rates in effect at the balance sheet date and for revenue and expense accounts using a weighted average exchange rate during the period. The gains and losses resulting from such translation are reported as a component of other comprehensive income as part of shareholders’ equity. As of December 31, 2005 and 2004, the cumulative foreign currency translation adjustment gain was $6,761 and $12,506, respectively.
Foreign currency transactions may produce receivables or payables that are fixed in terms of the amount of foreign currency that will be received or paid. A change in the exchange rates between the functional currency and the currency in which a transaction is denominated increases or decreases the expected amount of functional currency cash flows upon settlement of that transaction. That increase or decrease in the expected functional currency cash flows is a foreign currency transaction gain or loss that generally will be included in determining net income for the period in which the exchange rate changes. Likewise, a transaction gain or loss (measured from the transaction date or the most recent intervening balance sheet date, whichever is later), realized upon settlement of a foreign currency transaction generally will be included in net income for the period in which the transaction is settled. Foreign currency transactions that are (i) designated as, and are effective as, economic hedges of a net investment and (ii) intercompany foreign currency transactions that are of a long-term nature (that is, settlement is not planned or anticipated in the foreseeable future), when the entities to the transactions are consolidated or accounted for by the equity method in the Company’s financial statements will not be included in determining net income but will be accounted for in the same manner as foreign currency translation adjustments and reported as a component of other comprehensive income as part of shareholder’s equity. The contributions to the equity investments were funded in part through subordinated debt.
Foreign currency intercompany transactions that are scheduled for settlement, consisting primarily of accrued interest and the translation to the reporting currency of intercompany subordinated debt with scheduled principal repayments, are included in the determination of net income, and the Company recognized unrealized (losses) gains of ($775), $90 and $720 from such transactions in the years ended December 31, 2005, 2004 and 2003, respectively. In the years ended December 31, 2005, 2004 and 2003, the Company recognized realized gains of $334, $1,357 and $349, respectively, on foreign currency transactions in connection with the transfer of cash from foreign operations of subsidiaries to the parent company.

CORPORATE PROPERTY ASSOCIATES 14 INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(in thousands except share and per share amounts)
Derivative Instruments
The Company accounts for its derivative instruments in accordance with FASB No. 133 “Accounting for Derivative Instruments and Hedging Activities,” as amended (“FAS 133”). Certain stock warrants which were granted to the Company by lessees in connection with structuring the initial lease transactions are defined as derivative instruments because such stock warrants are readily convertible to cash or provide for net settlement upon conversion. Pursuant to FAS 133, changes in the fair value of such derivative instruments are determined using an option pricing model and are recognized currently in earnings as gains or losses. Changes in fair value for the years ended December 31, 2005, 2004 and 2003 generated unrealized losses of $2,653, $64 and $20, respectively. As of December 31, 2005, warrants issued to the Company by Consolidated Theaters Holding, G.P. and Compucom Systems, Inc. are classified as derivative instruments. The Company also holds stock warrants that were not defined as derivative instruments and have been recorded at nominal values.
A lease for a property located in The Netherlands provides the Company with an option to receive a portion of rental payments in Euros or U.S. dollars. Pursuant to the adoption of FAS 133, the option is a derivative instrument and changes in the fair value of the option are recognized in earnings as gains or losses. Unrealized losses of $5, $9 and $29 were recognized in 2005, 2004 and 2003, respectively. As of December 31, 2005, the Company’s cumulative unrealized foreign currency gain was $5.
Changes in the fair value of an interest swap instrument on a variable rate loan with a notional amount of $8,718 are included in the determination of net income. For the years ended December 31, 2005 and 2004, unrealized losses of $426 and $655 were recognized, respectively. No such losses or gains were recognized in 2003.
Assets Held for Sale
Assets held for sale are accounted for at the lower of carrying value or fair value less costs to dispose. Assets are classified as held for sale when the Company has committed to a plan to actively market a property for sale and expects that a sale will be completed within one year. The results of operations and the related gain or loss on sale of properties classified as held for sale are included in discontinued operations (see Note 12).
If circumstances arise that previously were considered unlikely and, as a result, the Company decides not to sell a property previously classified as held for sale, the property is reclassified as held and used. A property that is reclassified is measured and recorded individually at the lower of (a) its carrying amount before the property was classified as held for sale, adjusted for any depreciation expense that would have been recognized had the property been continuously classified as held and used or (b) the fair value at the date of the subsequent decision not to sell.
The Company recognizes gains and losses on the sale of properties when among other criteria, the parties are bound by the terms of the contract, all consideration has been exchanged and all conditions precedent to closing have been performed. At the time the sale is consummated, a gain or loss is recognized as the difference between the sale price less any closing costs and the carrying value of the property.
U.S. Federal Income Taxes
The Company has elected to be treated as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”). In order to maintain its qualification as a REIT, the Company is required to, among other things, distribute at least 90% of its net taxable income to its shareholders (excluding net capital gains) and meet certain tests regarding the nature of its income and assets. As a REIT, the Company is not subject to U.S. federal income tax to the extent it distributes its net taxable income annually to its shareholders. Accordingly, no provision for U.S. federal income taxes is included in the accompanying consolidated financial statements. The Company has and intends to continue to operate so that it meets the requirements for taxation as a REIT. Many of these requirements, however, are highly technical and complex. If the Company were to fail to meet these requirements, the Company would be subject to U.S. federal income tax. The Company is subject to certain state, local and foreign taxes. Provision for such taxes has been included in general and administrative expenses in the Company’s Consolidated Statements of Income.

CORPORATE PROPERTY ASSOCIATES 14 INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(in thousands except share and per share amounts)
State, local and franchise taxes of $295, $453 and $258 are included in general and administrative expenses for the years ended December 31, 2005, 2004 and 2003, respectively.
Earnings Per Share
The Company has a simple equity capital structure with only common stock outstanding. As a result, the Company has presented basic per-share amounts only for all periods presented in the accompanying consolidated financial statements.
Recent Accounting Pronouncements
In March 2005, the FASB issued Interpretation No. 47 “Accounting for Conditional Asset Retirement Obligations” (“FIN 47”). FIN 47 requires an entity to recognize a liability for a conditional asset retirement obligation when incurred if the liability can be reasonably estimated. FIN 47 clarifies that the term “Conditional Asset Retirement Obligation” refers to a legal obligation (pursuant to existing laws or by contract) to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 was effective no later than fiscal years ending after December 15, 2005. The Company adopted FIN 47 as required effective December 31, 2005 and the initial application of this Interpretation did not have a material effect on our financial position or results of operations.
In June 2005, the Emerging Issues Task Force issued EITF 04-05, “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights” (“EITF 04-05”). The scope of EITF 04-05 is limited to limited partnerships or similar entities that are not variable interest entities under FIN 46(R). The Task Force reached a consensus that the general partners in a limited partnership (or similar entity) are presumed to control the entity regardless of the level of their ownership and, accordingly, may be required to consolidate the entity. This presumption may be overcome if the agreements provide the limited partners with either (a) the substantive ability to dissolve (liquidate) the limited partnership or otherwise remove the general partners without cause or (b) substantive participating rights. If it is deemed that the limited partners’ rights overcome the presumption of control by a general partner of the limited partnership, the general partner shall account for its investment in the limited partnership using the equity method of accounting. EITF 04-05 was effective immediately for all arrangements created or modified after June 29, 2005. For all other arrangements, application of EITF 04-05 is required effective for the first reporting period in fiscal years beginning after December 15, 2005 (i.e., effective January 1, 2006 for the Company) using either a cumulative-effect-type adjustment or using a retrospective application. The Company does not believe that the adoption of EITF 04-05 will have a material impact on our financial position or results of operations.
In October 2005, the FASB issued Staff Position No. 13-1 “Accounting for Rental Costs Incurred during a Construction Period” (“FSP FAS 13-1”). FSP FAS 13-1 addresses the accounting for rental costs associated with operating leases that are incurred during the construction period. FSP FAS 13-1 makes no distinction between the right to use a leased asset during the construction period and the right to use that asset after the construction period. Therefore, rental costs associated with ground or building operating leases that are incurred during a construction period shall be recognized as rental expense, allocated over the lease term in accordance with SFAS No. 13 and Technical Bulletin 85-3. FSP FAS 13-1 is effective for the first reporting period beginning after December 15, 2005. The Company adopted FSP FAS 13-1 as required on January 1, 2006 and the initial application of this Staff Position did not have a material impact on our financial position or results of operations.
3. Transactions with Related Parties
In connection with performing services on behalf of the Company, the advisory agreement between the Company and the advisor provides that the advisor receive asset management and performance fees, each of which are 1/2 of 1/% per annum of average invested assets as defined in the advisory agreement. The performance fees are subordinated to the performance criterion, a cumulative rate of cash flow from operations of 7%. The advisor has elected at its option to receive the performance fees in restricted shares of common stock of the Company rather than cash. Effective in 2005, the advisory agreement was amended to allow the advisor to elect to receive restricted stock for any fees due from the Company. The advisor is also reimbursed for the actual cost of personnel needed to provide administrative services necessary to the operation of the Company. The Company incurred asset management fees of $9,055, $8,540

CORPORATE PROPERTY ASSOCIATES 14 INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(in thousands except share and per share amounts)
and $7,550 in 2005, 2004 and 2003, respectively, with performance fees in like amount. The Company incurred personnel reimbursements of $2,789, $2,856 and $3,088 in 2005, 2004 and 2003, respectively. Asset management fees and personnel reimbursement costs are included in property expense and general and administrative expense, respectively, in the accompanying consolidated financial statements.
Fees are payable to the advisor for services provided to the Company relating to the identification, evaluation, negotiation, financing and purchase of properties and refinancing of mortgages. A portion of such fees is deferred and payable in equal installments over no less than eight years following the first anniversary of the date a property was purchased. Such deferred fees are only payable if the performance criterion has been met. The unpaid portion of the deferred fees bears interest at an annual rate of 6% from the date of acquisition of a property until paid. For transactions and refinancings that were completed in 2004 and 2003, current fees were $936 and $2,166, respectively and deferred fees were $749 and $1,733, respectively. No such fees were incurred during the twelve months ended December 31, 2005.
The advisor is obligated to reimburse the Company for the amount by which operating expenses of the Company exceed the 2%/25% guidelines (the greater of 2% of average invested assets or 25% of net income) as defined in the advisory agreement for any twelve-month period. If in any year the operating expenses of the Company exceed the 2%/25% guidelines, the advisor will have an obligation to reimburse the Company for such excess, subject to certain conditions. If the independent directors find that such excess expenses were justified based on any unusual and nonrecurring factors which they deem sufficient, the advisor may be paid in future years for the full amount or any portion of such excess expenses, but only to the extent that such reimbursement would not cause the Company’s operating expenses to exceed this limit in any such year. Charges related to asset impairment, bankruptcy of lessees, lease payment defaults, extinguishment of debt or uninsured losses are generally not considered unusual and nonrecurring. A determination that a charge is unusual and nonrecurring, such as the costs of significant litigation that are not associated with day-to day operations, or uninsured losses that are beyond the size or scope of the usual course of business based on the event history and experience of the advisor and independent directors, is made at the sole discretion of the independent directors. The Company will record any reimbursement of operating expenses as a liability until any contingencies are resolved and will record the reimbursement as a reduction of asset management and performance fees at such time that a reimbursement is fixed, determinable and irrevocable. The operating expenses of the Company have not exceeded the amount that would require the advisor to reimburse the Company.
The advisor will be entitled to receive subordinated disposition fees based upon the cumulative proceeds arising from the sale of Company assets since the inception of the Company, subject to certain conditions. Pursuant to the subordination provisions of the advisory agreement, the disposition fees may be paid only after the shareholders receive 100% of their initial investment from the proceeds of asset sales and a cumulative annual return of 6% (based on an initial share price of $10) since the inception of the Company. The advisor’s interest in such disposition fees amounts to $ 412 and $240 as of December 31, 2005 and 2004, respectively. Payment of such amount, however, cannot be made until the subordination provisions are met. The Company has concluded that payment of such disposition fees is probable and all fees from completed property sales have been accrued. Subordinated disposition fees are included in the determination of realized gain or loss on the sale of properties. The obligation for disposition fees is included in due to affiliates in the accompanying consolidated financial statements.
The Company owns interests in entities which range from 11.54% to 90% and a jointly-controlled 50% tenancy-in-common interest in two properties subject to a net lease with the remaining interests held by affiliates.
The Company is a participant in an agreement with certain affiliates for the purpose of leasing office space used for the administration of real estate entities and for sharing the associated costs. Pursuant to the terms of the agreement, the Company’s share of rental, occupancy and leasehold improvement costs is based on the relative gross revenues of the affiliates. Expenses incurred in 2005, 2004 and 2003 were $770, $500 and $470, respectively. The Company’s current share of future annual minimum lease payments is $6,790 through 2016.

CORPORATE PROPERTY ASSOCIATES 14 INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(in thousands except share and per share amounts)
4. Real Estate
Real Estate which consists of land and buildings leased to others, at cost, and accounted for under operating method is summarized as follows:

	December 31,
	2005	2004
Cost	$1,050,368	$1,086,073
Less: Accumulated depreciation	(106,731)	(86,212)

	$943,637	$999,861

Scheduled future minimum rents, exclusive of renewals and expenses paid by tenants and future CPI–based increases, under non-cancelable operating leases amount are approximately as follows:

Year ending December 31,
2006	$103,306
2007	104,621
2008	104,276
2009	104,000
2010	101,120
Thereafter through 2023	813,717
5. Net Investment in Direct Financing Leases
Net investment in direct financing leases is summarized as follows:

	December 31,
	2005	2004
Minimum lease payments receivable	$221,136	$233,681
Unguaranteed residual value	111,752	112,688

	332,888	346,369
Less: unearned income	(217,375)	(230,026)

	$115,513	$116,343

Scheduled future minimum rents, exclusive of renewals and expenses paid by tenants and future CPI–based increases, under non-cancelable direct financing leases are approximately as follows:

Year ending December 31,
2006	$12,636
2007	12,724
2008	12,724
2009	12,724
2010	12,891
Thereafter through 2031	157,435
Percentage rent was approximately $404 in 2005.
6. Equity Investments
The Company owns interests in single-tenant net leased properties leased to corporations through noncontrolling interests (i) in various partnerships and limited liability companies in which its ownership interests are 50% or less and the Company exercises significant influence, and (ii) as tenants-in-common subject to joint control. The ownership interests range from 11.54% to 50%. All of the underlying investments are owned with affiliates that have similar investment objectives as the Company. The lessees are

CORPORATE PROPERTY ASSOCIATES 14 INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(in thousands except share and per share amounts)
Advanced Micro Devices, Inc., Compucom Systems, Inc., Textron, Inc., CheckFree Holdings, Inc., Special Devices, Inc., Applied Materials, Inc., True Value Company, Clear Channel Communications, Inc., Starmark Camhood, LLC, U-Haul Moving Partners, Inc. (“U-Haul”) and Mercury Partners, LP (“Mercury”). The interests in the properties leased to U-Haul and Mercury were acquired in April 2004 and are described below.
Summarized combined financial information of the Company’s equity investees is as follows:

	December 31,
	2005	2004
Assets (primarily real estate)	$1,084,354	$1,122,692
Liabilities (primarily mortgage notes payable)	(652,119)	(682,377)

Partners’ and Members’ equity	$432,235	$440,315

Company’s share of equity investees’ net assets	$143,417	$134,905

	Years ended December 31,
	2005	2004	2003
Revenues (primarily rental income and interest income from direct financing leases)	$117,156	$105,488	$80,329
Expenses (primarily interest on mortgage and depreciation)	(69,698)	(64,085)	(46,429)

Net income	$47,458	$41,403	$33,900

Company’s share of net income from equity investments	$15,798	$14,304	$12,992

On April 29, 2004, the Company, along with two affiliates, Corporate Property Associates 15 Incorporated and Corporate Property Associates 16 — Global Incorporated, through a limited partnership in which the Company owns an 11.54% interest through a subsidiary, purchased 78 retail self-storage and truck rental facilities and entered into master lease agreements with two lessees that operate the facilities under the U-Haul brand name. The self-storage facilities are leased to Mercury, and the truck rental facilities are leased to U-Haul. The total cost was $312,445. In connection with the purchase, the limited partnership obtained $183,000 of limited recourse mortgage financing collateralized by the properties and lease assignments.
The Mercury lease has an initial term of 20 years with two 10-year renewal options and provides for annual rent of $18,551. The Mercury lease is guaranteed by Mercury 99, LLC, an entity that owns a 99% ownership interest in Mercury. The U-Haul lease has an initial term of 10 years with two 10-year renewal options and provides for annual rent of $9,990. In the event of default, termination or expiration of the U-Haul lease, Mercury 99, LLC will automatically assume the obligations of the U-Haul lease and Mercury 99, LLC will continue to lease the self-storage facilities and shall lease the truck rental facilities pursuant to the terms (with extension) of the U-Haul lease. Upon Mercury 99, LLC’s assumption, the term of the U-Haul lease shall be deemed extended so as to automatically become co-terminus for the term of the Mercury 99, LLC lease. Each lease provides for rent increases every five years based on a formula indexed to the CPI.
The loan provides for monthly payments of principal and interest of $1,230 at a fixed annual interest rate of 6.449% and based on a 25-year amortization schedule. The loan matures on May 1, 2014.
In December 2005, the Company sold a 55.1% interest in a limited liability company, which owns land and building in Plainsfield, Indiana. The Company retained a 44.9% interest in the limited liability company and as a result now accounts for its interests under the equity method of accounting.
7. Mortgage Financing Through Loan Securitization
In 2002, the Company and three affiliates, WPC, Carey Institutional Properties Incorporated (“CIP®”) and Corporate Property Associates 12 Incorporated (“CPA®:12”) obtained an aggregate of approximately $172,335 of limited recourse mortgage financing collateralized by 62 leased properties. The lender pooled the loans into a trust, Carey Commercial Mortgage Trust, a non-affiliate, whose assets consist solely of the loans, and sold the interests in the trust as collateralized mortgage obligations in a private placement to institutional investors (the “Offered Interests”). The Company and the three affiliates acquired a separate class of subordinated interests in the trust (the “CPA® Interests”). The amount of CPA® Interests acquired by the Company was proportional to the mortgage amounts obtained.

CORPORATE PROPERTY ASSOCIATES 14 INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(in thousands except share and per share amounts)
All of the mortgage loans provide for payments of principal and interest at an annual fixed rate of 7.5% and are based on a 25-year amortization schedule. Each loan is collateralized by mortgages on the properties and lease assignments. Under the lease assignments, the lessees direct their rent payment to the mortgage servicing company which in turn distributes amounts in excess of debt service requirements to the applicable lessors. Under certain limited conditions, a property may be released from its mortgage by the substitution of another property. Such substitution is subject to the approval of the trustee of the trust.
The initial Offered Interests consisted of $148,206 of mortgage loan balances with different tranches of principal entitled to distributions at annual interest rates as follows: $119,772 - 5.97%, $9,478 — 6.58%, $9,478 — 7.18% and $9,478 — 8.43%. The assumed final distribution dates for the four classes of Offered Interests range from December 2011 through March 2012.
The CPA® Interests were purchased for $24,129 of which the Company’s share was $6,032, or 25%, and are comprised of two components, a component that will receive payments of principal and interest and a component that will receive payments of interest only. The CPA® Interests are subordinated to the Offered Interests and will be payable only when and if all distributions to the Offered Interests are current. The assumed final distribution date for the CPA® Interests is June 30, 2012. The distributions to be paid to the CPA® Interests do not have a stated rate of interest and will be affected by any shortfall in rents received from the lessees or defaults at the mortgaged properties. As of the purchase date, the Company’s cost basis attributable to the principal and interest and interest only components was $3,612 and $2,420, respectively. Over the term of its ownership interest in the CPA® Interests, the value of the interest only component will fully amortize and the principal and interest component will amortize to its anticipated face value of its share in the underlying mortgages. For financial reporting purposes, the effect of such amortization is reflected in interest income. Interest income, including all related amortization, is recognized using an effective interest method.
The Company is accounting for its interest in the CPA® Interests as an available-for-sale security and it is measured at fair value with all gains and losses from changes in fair value reported as a component of other comprehensive income as part of shareholders’ equity. The fair value of the Company’s CPA® Interests was $6,434 and $6,904, reflecting an unrealized gain of $747 and $1,115 and accumulated amortization of $345 and $243 at December 31, 2005 and 2004, respectively. The fair value of the interests in the trust is determined using a discounted cash flow model with assumptions of market rates and the credit quality of the underlying lessees.
The key variable in determining the fair value of the CPA® Interests is current interest rates. As required by SFAS No. 140, “Accounting for Transfer and Servicing of Financial Assets and Extinguishments of Liabilities,” a sensitivity analysis of the current value of the CPA® Interests based on adverse changes in the market interest rates of 1% and 2% as of December 31, 2005 is as follows:

	Actual	1% Adverse Change	2% Adverse Change
Fair value of CPA® Interests	$6,434	$6,163	$5,907
The above sensitivity is hypothetical and changes in fair value, based on a 1% or 2% variation, should not be extrapolated because the relationship of the change in assumption to the change in fair value may not always be linear.
8. Disclosures About Fair Value of Financial Instruments
The Company’s mortgage notes payable had a carrying value of $663,098 and $703,371 and a fair value of $661,390 and $718,347 at December 31, 2005 and 2004, respectively. The Company’s marketable securities, including its interest in Carey Commercial Mortgage Trust, had a carrying value of $8,935 and $12,789 and a fair value of $9,267 and $13,904 at December 31, 2005 and 2004, respectively. The fair value of debt instruments was evaluated using a discounted cash flow model with rates that take into account the credit of the tenants and interest rate risk. The fair value of the Company’s other financial assets and liabilities at December 31, 2005 and 2004 approximated their carrying value.

CORPORATE PROPERTY ASSOCIATES 14 INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(in thousands except share and per share amounts)
9. Mortgage Notes Payable
Mortgage notes payable, all of which are limited recourse to the Company, are collateralized by an assignment of real property and direct financing leases with a carrying value of $992,109 as of December 31, 2005. Mortgage notes payable had fixed annual interest rates ranging from 5.15% to 8.85% and variable annual interest rates ranging from 6.27% to 6.48% and maturity dates ranging from 2008 to 2026 as of December 31, 2005.
Scheduled principal payments during each of the five years following December 31, 2005 and thereafter are as follows:

Years Ending December 31,	Total Debt	Fixed Rate Debt	Variable Rate Debt
2006	$12,478	$12,015	$463
2007	13,424	12,927	497
2008	19,580	19,049	531
2009	52,600	52,024	576
2010	72,916	72,299	617
Thereafter through 2026	492,100	468,209	23,891

Total	$663,098	$636,523	$26,575

The Company has a pay fixed interest swap agreement relating to a variable rate limited recourse mortgage obligation collateralized by a property in Midlothian, Virginia leased to Consolidated Theaters Holding, G.P. The interest rate swap agreement has a notional amount of $8,718 as of December 31, 2005. The fair value of the instrument was $8,620 at December 31, 2005. The agreement does not qualify for hedge accounting and accordingly, changes in the fair value of the instrument are included in the determination of net income. For the year ended December 31, 2005, the Company recognized an unrealized gain of $426.
10. Commitments and Contingencies
As of December 31, 2005, the Company was not involved in any material litigation.
In March 2004, following a broker-dealer examination of Carey Financial, LLC (“Carey Financial”), the wholly-owned broker-dealer subsidiary of WPC, by the staff of the SEC, Carey Financial received a letter from the staff of the SEC alleging certain infractions by Carey Financial of the Securities Act of 1933, the Securities Exchange Act of 1934, the rules and regulations thereunder and those of the National Association of Securities Dealers, Inc. (“NASD”).
The staff alleged that in connection with a public offering of shares of Corporate Property Associates 15 Incorporated (“CPA®:15”), Carey Financial and its retail distributors sold certain securities without an effective registration statement. Specifically, the staff alleged that the delivery of investor funds into escrow after completion of the first phase of the offering (the “Phase I Offering”), completed in the fourth quarter of 2002 but before a registration statement with respect to the second phase of the offering (the “Phase II Offering”) became effective in the first quarter of 2003, constituted sales of securities in violation of Section 5 of the Securities Act of 1933. In addition, in the March 2004 letter the staff raised issues about whether actions taken in connection with the Phase II offering were adequately disclosed to investors in the Phase I Offering.
In June 2004, the Division of Enforcement of the SEC (“Enforcement Staff”) commenced an investigation into compliance with the registration requirements of the Securities Act of 1933 in connection with the public offerings of shares of CPA®:15 during 2002 and 2003. In December 2004, the scope of the Enforcement Staff’s inquiries broadened to include broker-dealer compensation arrangements in connection with CPA®:15 and other REITs managed by WPC, including the Company, as well as the disclosure of such arrangements. At that time WPC and Carey Financial received a subpoena from the Enforcement Staff seeking documents relating to payments by WPC, Carey Financial, and REITs managed by WPC to (or requests for payment received from) any broker-dealer, excluding selling commissions and selected dealer fees. WPC and Carey Financial subsequently received additional subpoenas and requests for information from the Enforcement Staff seeking, among other things, information relating to any revenue sharing agreements or payments (defined to include any payment to a broker-dealer, excluding selling commissions and selected dealer fees) made by WPC, Carey Financial or any REIT managed by WPC in connection with the distribution of our managed REITs or the

CORPORATE PROPERTY ASSOCIATES 14 INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(in thousands except share and per share amounts)
retention or maintenance of REIT assets. Other information sought by the SEC includes information concerning the accounting treatment and disclosure of any such payments, communications with third parties (including other REIT issuers) concerning revenue sharing, and documents concerning the calculation of underwriting compensation in connection with the REIT offerings under applicable NASD rules.
In response to the Enforcement Staff’s subpoenas and requests, WPC and Carey Financial have produced documents relating to payments made to certain broker-dealers both during and after the offering process, for certain of the REITs managed by WPC (including Corporate Property Associates 10 Incorporated (“CPA®:10”), CIP®, CPA®:12 and CPA®:15 as well as the Company), in addition to selling commissions and selected dealer fees.
Among the payments reflected on documents produced to the Staff were certain payments, aggregating in excess of $9,600, made to a broker-dealer which distributed shares of the REITs. The expenses associated with these payments, which were made during the period from early 2000 through the end of 2003, were borne by and accounted for on the books and records of the REITs. Of these payments, CPA®:10 paid in excess of $40; CIP® paid in excess of $875; CPA®:12 paid in excess of $2,455; the Company paid in excess of $4,990; and CPA®:15 paid in excess of $1,240. In addition, other smaller payments by the REITs to the same and other broker-dealers have been identified aggregating less than $1,000.
WPC and Carey Financial are cooperating fully with this investigation and have provided information to the Enforcement Staff in response to the subpoenas and requests. Although no formal regulatory action has been initiated against WPC or Carey Financial in connection with the matters being investigated, the Company expects the SEC may pursue such an action against either or both. The nature of the relief or remedies the SEC may seek cannot be predicted at this time. If such an action is brought, it could have a material adverse effect on WPC and Carey Financial and the magnitude of that effect would not necessarily be limited to the payments described above but could include other payments and civil monetary penalties. Any action brought against WPC or Carey Financial could also have a material adverse effect on the Company because of our dependence on WPC and Carey Financial for a broad range of services.
Several state securities regulators have sought information from Carey Financial relating to the matters described above. While one or more states may commence proceedings against Carey Financial in connection with these inquiries, the Company does not currently expect that these inquires will have a material effect on WPC or Carey Financial incremental to that caused by any SEC action.
11. Shareholder’s Equity
Distributions
Distributions paid to shareholders consist of ordinary income, capital gains, return of capital or a combination thereof for income tax purposes. For the three years ended December 31, 2005, distributions per share reported for tax purposes were as follows:

	2005	2004	2003
Ordinary income	$.56	$.57	$.57
Capital gains	.04	—	—
Return of capital	.16	.19	.19

	$.76	$.76	$.76

A distributions of $0.1919 per share for the quarter ended December 31, 2005 was declared in December 2005 and paid in January 2006.
Accumulated Other Comprehensive Income
As of December 31, 2005 and 2004, accumulated other comprehensive income reflected in the Company’s shareholders’ equity is comprised of the following:

CORPORATE PROPERTY ASSOCIATES 14 INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(in thousands except share and per share amounts)

	2005	2004
Unrealized appreciation on marketable securities	$319	$1,115
Foreign currency translation adjustment	6,761	12,506

Accumulated other comprehensive income	$7,080	$13,621

12. Impairment Charges
The Company recognized an impairment charge of $2,900 in 2003, to reduce the carrying value of its property in Gardena, California to its estimated fair value following the tenant’s default on its lease. In connection with the Company’s annual review of the estimated residual values on its properties classified as net investments in direct financing leases, the Company determined that an other than temporary decline in estimated residual value had occurred at a property in Mooresville, North Carolina. The Company revised its accounting for the direct financing lease using the changed estimates, resulting in the recognition of an impairment charge of $203.
13. Discontinued Operations
In February 2005, the Company sold a property in Valencia, California to a third party for $4,116, net of selling costs. In connection with this sale, the Company recognized a gain of $196.
In May 2006, the Company sold a property in Rochester, Minnesota to a third party for $35,512, net of selling costs and recognized a gain on the sale of $14,178. In connection with the sale, the Company prepaid the existing limited recourse mortgage obligation of $11,631 and incurred prepayment penalties of $1,586 (see Note 17).
In accordance with FAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the results of operations, impairments and gain or loss on sales of real estate for properties held for sale are reflected in the accompanying consolidated financial statements as discontinued operations for all periods presented and are presented as follows:

	Years ended December 31,
	2005	2004	2003
Revenues (primarily rental revenues and interest income)	$2,640	$2,848	$2,844
Expenses (primarily interest on mortgages, depreciation and property expenses)	(1,482)	(1,682)	(1,675)
Gain on sale of real estate	196	—	—

Income from discontinued operations	$1,354	$1,166	$1,169

14. Segment Information
The Company has determined that it operates in one business segment, real estate operations with domestic and foreign investments.
For 2005, geographic information for the real estate operations segment is as follows:

	Domestic	Foreign (1)	Total Company
Revenues	$108,506	$23,440	$131,946
Operating expenses	(47,556)	(6,857)	(54,413)
Income from equity investments	15,798	—	15,798
Interest expense, net	(41,495)	(8,882)	(50,377)
Other, net (2)	3,382	(441)	2,941

Income from continuing operations	$38,635	$7,260	$45,895

	Domestic	Foreign (1)	Total Company
Total equity investments	$143,417	$—	$143,417
Total long-lived assets	1,027,312	175,255	1,202,567
Total assets	1,112,722	182,314	1,295,036
For 2004, geographic information for the real estate operations segment is as follows:

CORPORATE PROPERTY ASSOCIATES 14 INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(in thousands except share and per share amounts)

	Domestic	Foreign (1)	Total Company
Revenues	$105,337	$22,475	$127,812
Operating expenses	(44,996)	(6,656)	(51,652)
Income from equity investments	14,304	—	14,304
Interest expense, net	(42,485)	(9,119)	(51,604)
Other, net (2)	(1,147)	61	(1,086)

Income from continuing operations	$31,013	$6,761	$37,774

Total equity investments	$134,905	$—	$134,905
Total long-lived assets	1,048,775	202,334	1,251,109
Total assets	1,130,852	215,503	1,346,355
For 2003, geographic information for the real estate operations segment is as follows:

	Domestic	Foreign (1)	Total Company
Revenues	$105,209	$19,794	$125,003
Operating expenses	(48,492)	(6,270)	(54,762)
Income from equity investments	12,992	—	12,992
Interest expense, net	(41,830)	(8,283)	(50,113)
Other, net (2)	(469)	—	(469)

Income from continuing operations	$27,410	$5,241	$32,651

Total equity investments	$120,388	$—	$120,388
Total long-lived assets	1,055,321	190,412	1,245,733
Total assets	1,143,581	202,166	1,345,747

(1)	Consists of operations in the United Kingdom, France, Finland and The Netherlands.

(2)	Consists of minority interest, gain on sale of real estate, gains (losses) on derivative instruments and foreign currency transactions.
15. Selected Quarterly Financial Data (unaudited)

	For the three months ended
	March 31, 2005	June 30, 2005	September 30, 2005	December 31, 2005
Revenues	$32,605	$32,600	$34,716	$32,025
Operating expenses	(13,001)	(13,547)	(15,473)	(12,392)
Net income	13,011	10,667	10,839	12,732
Earnings per share — basic	.19	.16	.16	.18
Distributions declared per share	.1904	.1909	.1914	.1919

	For the three months ended
	March 31, 2004	June 30, 2004	September 30, 2004	December 31, 2004
Revenues	$31,142	$31,749	$32,963	$31,958
Operating expenses	(12,372)	(13,069)	(13,779)	(12,432)
Net income	8,989	8,905	9,903	11,143
Earnings per share — basic	.13	.13	.15	.17
Distributions declared per share	.1894	.1897	.1899	.1902
16. Subsequent Events
In December 2005, the Company completed a cashless exercise of common stock warrants in PW Eagle, Inc. Between January and March 2006, the Company sold substantially all of the shares it received in PW Eagle for net proceeds of $2,797, and expects to recognize a loss of approximately $65 on these sales.
In January 2006 the advisor entered into a co-operation agreement with Starmark Holdings L.L.C. (“Starmark”) (formerly the parent of Starmark Camhood L.L.C.) covering several properties owned by the Company and certain of its affiliates and leased to Starmark under a master lease. Under this cooperation agreement, the advisor, on behalf of the Company and its affiliates, has agreed to co-

CORPORATE PROPERTY ASSOCIATES 14 INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(in thousands except share and per share amounts)
operate in Starmark’s efforts to sell its existing individual leasehold interests to third parties and restructure the lease agreements. Additionally, Starmark’s financial covenants have been replaced by certain payment restrictions and an agreement to reserve certain of the proceeds of sale of the leasehold interests and other Starmark properties to cover certain costs of the Company incurred in connection with transactions under the co-operation agreement.
17. Subsequent Event – Reclassification
Subsequent to the filing of the Company’s Annual Report on Form 10-K on March 24, 2006, the Company entered into a contract to sell a property that was classified as held for use and reported as continuing operations at December 31, 2005. Therefore, in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the accompanying consolidated statements of income have been restated and the net results of operations of this property have been reclassified to discontinued operations from continuing operations for the years ended December 31, 2005, 2004 and 2003. The net effect of the reclassification represents a $1,014, or 2%, $981, or 3% and $990, or 3%, decrease in the Company’s previously reported income from continuing operations for the years ended December 31, 2005, 2004 and 2003, respectively. As a result of the foregoing, Notes 13, 14, 15 and 17 to the consolidated financial statements for the three years ended December 31, 2005 have been updated. There is no effect on the Company’s previously reported net income, financial condition or cash flows.

CORPORATE PROPERTY ASSOCIATES 14 INCORPORATED
SCHEDULE III — REAL ESTATE AND ACCUMULATED DEPRECIATION
as of December 31, 2005
(not in thousands)

											Life on which
											Depreciation
				Costs	Increase						in Latest
				Capitalized	(Decrease) in	Gross Amount at which Carried					Statement of
		Initial Cost to Company		Subsequent to	Net Investment	at Close of Period			Accumulated		Income
Description	Encumbrances	Land	Buildings	Acquisition (a)	(b)	Land	Buildings	Total	Depreciation (d)	Date Acquired	is Computed
Operating Method:
Industrial facility in Daleville, Indiana		$2,100,000	$5,439,267		$(3,810,000)	$2,100,000	$1,629,267	$3,729,267	$644,529	June 29, 1998	40 yrs.
Retail store in Torrance, California		13,059,980	6,933,851	$45,914		13,059,980	6,979,765	20,039,745	1,300,887	July 28, 1998	40 yrs.
Industrial facility in San Clemente, California		2,390,000		8,957,798	53,063	2,390,000	9,010,861	11,400,861	1,403,061	July 29, 1998	40 yrs.
Industrial facility in Pittsburgh, Pennsylvania	$3,766,503	620,000	6,186,283			620,000	6,186,283	6,806,283	1,089,044	December 28, 1998	40 yrs.
Industrial and warehouse facilities in Burbank, California and Las Vegas, Nevada	7,043,970	3,860,000	8,263,455			3,860,000	8,263,455	12,123,455	1,372,828	March 31, 1999 and October 15, 1999	40 yrs.
Industrial facility in Gardena, California	2,812,961	2,340,000	3,942,723		(2,900,000)	2,340,000	1,042,723	3,382,723	53,222	July 19, 1999	40 yrs.
Warehouse and distribution facilities in Burlington, New Jersey; Shawnee, Kansas and Manassas, Virginia	20,664,810	3,604,000	8,613,172	21,321,241		3,604,000	29,934,413	33,538,413	4,381,776	August 18, 1999	40 yrs.
Warehouse and distribution facility in Grand Rapids, Michigan	5,694,028	740,000	3,042,828	7,638,183		740,000	10,681,011	11,421,011	1,643,679	August 18, 1999	40 yrs.
Land in Midlothian, Virginia	2,024,645	3,515,000				3,515,000		3,515,000		September 22, 1999	N/A
Warehouse and distribution facilities in Harrisburg, North Carolina; Atlanta, Georgia; Cincinnati, Ohio and Elkwood, Virginia	13,318,353	3,929,891	10,397,514	8,476,016	(1,951)	3,945,275	18,856,195	22,801,470	2,301,695	June 29, 1999 and December 20, 2001	40 yrs.
Office facility in Columbia, Maryland	13,434,459	2,622,500	20,232,580	3,113,719		2,622,500	23,346,299	25,968,799	3,447,052	November 1, 1999	40 yrs.
Industrial facilities in Welcome, North Carolina; Murrysville, Pennsylvania and Wylie, Texas	15,465,821	1,596,442	23,910,092	322,771	(125,206)	1,596,442	24,107,657	25,704,099	2,690,688	November 18, 1999 and December 1, 2001	40 yrs.
Sports facilities in Salt Lake City, Utah and St. Charles, Missouri	6,802,219	2,920,000	8,659,950	793,654		2,920,000	9,453,604	12,373,604	1,241,693	December 29, 1999 and December 28, 2000	40 yrs.
Warehouse and distribution facility in Tempe, Arizona	3,198,751	940,000	4,557,382	12,498		940,000	4,569,880	5,509,880	661,681	January 12, 2000	40 yrs.
Warehouse and distribution facility in Rock Island, Illinois	6,917,491	500,000	9,944,545	1,887,506		500,000	11,832,051	12,332,051	1,504,227	February 3, 2000	40 yrs.

CORPORATE PROPERTY ASSOCIATES 14 INCORPORATED
SCHEDULE III — REAL ESTATE AND ACCUMULATED DEPRECIATION (Continued)
as of December 31, 2005
(not in thousands)

											Life on which
											Depreciation
				Costs	Increase						in Latest
				Capitalized	(Decrease) in	Gross Amount at which Carried					Statement of
		Initial Cost to Company		Subsequent to	Net Investment	at Close of Period			Accumulated		Income
Description	Encumbrances	Land	Buildings	Acquisition (a)	(b)	Land	Buildings	Total	Depreciation (d)	Date Acquired	is Computed
Industrial facility in North Amityville, New York	10,390,297	2,932,000	16,397,988	17,904	(4,119,723)	1,482,000	13,746,169	15,228,169	2,018,969	February 29, 2000	40 yrs.
Warehouse and distribution facilities in Monon, Indiana; Champlin, Minnesota; Robbinsville, New Jersey; Radford, Virginia and North Salt Lake City, Utah	16,383,689	4,580,000	24,844,084	14,784		4,580,000	24,858,868	29,438,868	3,495,778	May 30, 2000	40 yrs.
Warehouse and distribution facility in Lakewood, New Jersey	6,442,476	710,000	4,531,037	3,438,798		710,000	7,969,835	8,679,835	1,019,616	June 29, 2000	40 yrs.
Retail facilities in Kennesaw, Georgia and Leadwood, Kansas	14,003,237	6,230,000	15,842,392	107,525		6,230,000	15,949,917	22,179,917	2,209,728	June 29, 2000	40 yrs.
Land in Scottsdale, Arizona	8,388,413	14,600,000				14,600,000		14,600,000		September 21, 2000	N/A
Industrial facility in Albuquerque, New Mexico	3,348,902	1,490,000	4,635,655	7,176		1,490,000	4,642,831	6,132,831	614,208	September 25, 2000	40 yrs.
Office facility in Houston, Texas	4,793,092	570,000	6,759,843			570,000	6,759,843	7,329,843	894,271	September 26, 2000	40 yrs.
Office facility in Eagan, Minnesota	9,273,068	4,225,000	15,518,481	1,420	(1,325,000)	2,900,000	15,519,901	18,419,901	2,053,136	September 28, 2000	40 yrs.
Warehouse and distribution facility in Kansas City, Missouri	3,646,347	570,000	5,869,790	39,219		570,000	5,909,009	6,479,009	781,583	September 29, 2000	40 yrs.
Warehouse and distribution facilities in Valdosta, Georgia and Johnson City, Tennessee	12,442,169	650,000	16,889,267	409,990		650,000	17,299,257	17,949,257	2,252,899	October 6, 2000	40 yrs.
Land in Elk Grove Village, Illinois	2,271,714	4,100,000				4,100,000		4,100,000		October 30, 2000	N/A
Office facility in Lafayette, Louisiana	2,403,622	660,000	3,004,921			660,000	3,004,921	3,664,921	378,745	December 1, 2000	40 yrs.
Office facility in Collierville, Tennessee	42,626,080	3,154,425	70,645,575	12,000		3,154,425	70,657,575	73,812,000	16,346,433	December 6, 2000	7 - 40 yrs.
Retail, warehouse and distribution facilities in York, Pennsylvania	7,144,279	1,974,000	10,067,885	2,900		1,974,000	10,070,785	12,044,785	1,269,477	December 27, 2000	40 yrs.
Office facility in Houston, Texas	3,892,778	1,025,000	4,530,120	9,419		1,025,000	4,539,539	5,564,539	572,211	December 27, 2000	40 yrs.
Industrial and office facilities in Rome, Georgia; Niles, Illinois; Plymouth, Michigan and Twinsburg, Ohio	16,018,750	4,140,000	23,822,057	1,404,883		4,140,000	25,226,940	29,366,940	2,836,987	August 16, 2001	40 yrs.
Industrial facility in Rochester, Minnesota	11,723,412	3,348,824	9,275,468	8,941,752		3,348,824	18,217,220	21,566,044	2,098,349	August 14, 2000	40 yrs.

CORPORATE PROPERTY ASSOCIATES 14 INCORPORATED
SCHEDULE III — REAL ESTATE AND ACCUMULATED DEPRECIATION (Continued)
as of December 31, 2005
(not in thousands)

											Life on which
											Depreciation
				Costs	Increase						in Latest
				Capitalized	(Decrease) in	Gross Amount at which Carried					Statement of
		Initial Cost to Company		Subsequent to	Net Investment	at Close of Period			Accumulated		Income
Description	Encumbrances	Land	Buildings	Acquisition (a)	(b)	Land	Buildings	Total	Depreciation (d)	Date Acquired	is Computed
Industrial facilities in South Windsor and Manchester, Connecticut	12,057,797	1,555,400	18,822,872	250,000		1,555,400	19,072,872	20,628,272	2,114,893	July 30, 2001	N/A
Industrial facility in Salisbury, North Carolina	6,949,214	1,370,000	2,671,897	6,298,329	(50,640)	1,319,360	8,970,226	10,289,586	906,286	November 16, 2000	40 yrs.
Industrial facilities in City of Industry, California; Florence, Kentucky; Chelmsford, Massachusetts and Lancaster, Texas	10,454,677	4,398,000	13,418,144	3,745,441		4,643,000	16,918,585	21,561,585	1,802,992	April 30, 2001	7 - 40 yrs.
Industrial facility in Milford, Ohio	9,605,512	2,000,000	12,869,110			2,000,000	12,869,110	14,869,110	1,380,748	September 6, 2001	40 yrs.
Educational facilities in Union, New Jersey; Allentown and Philadelphia, Pennsylvania and Grand Prairie, Texas	5,919,446	2,486,384	7,601,852			2,486,384	7,601,852	10,088,236	768,534	December 28, 2001	40 yrs.
Operating Method:
Industrial and office facilities in Elgin, Illinois; Bozeman, Montana and Nashville, Tennessee	11,485,964	3,900,000	17,937,226	13,947	(293,545)	3,900,000	17,657,628	21,557,628	2,131,040	March 19, 2001	40 yrs.
Office facility in Richardson, Texas	28,892,699	3,400,000	45,053,608			3,400,000	45,053,608	48,453,608	4,552,292	December 19, 2001	40 yrs.
Office facility in Turku, Finland	21,001,347	801,195	23,389,834	81,315	7,843,574	1,072,104	31,043,814	32,115,918	3,145,672	December 28, 2001	40 yrs.
Retail facilities in several cities in the following states: Arizona, California, Florida, Illinois, Massachusetts, Maryland, Michigan, Minnesota and Texas	41,624,644	17,100,000	54,742,917			17,100,000	54,742,917	71,842,917	5,645,810	November 28, 2001	40 yrs.
Warehouse and distribution facility in Duluth, Georgia	7,543,294	2,167,000	11,445,566	5,231		2,167,000	11,450,797	13,617,797	1,371,612	March 28, 2001	40 yrs.
Industrial facility in Helmond, Netherlands	5,660,754	2,230,224	3,360,091		1,788,399	2,981,716	4,396,998	7,378,714	503,462	June 29, 2001	40 yrs.
Multiplex motion picture theater in Port St. Lucie and Pensacola, Florida		3,200,000	3,066,397	6,799,722	(4,112,076)	3,685,000	5,269,043	8,954,043	595,591	December 7, 2000	40 yrs.
Office facilities in Lindon, Utah		1,390,000	1,122,716	7,840,446		1,820,925	8,532,237	10,353,162	888,042	December 27, 2000	40 yrs.

CORPORATE PROPERTY ASSOCIATES 14 INCORPORATED
SCHEDULE III — REAL ESTATE AND ACCUMULATED DEPRECIATION (Continued)
as of December 31, 2005
(not in thousands)

											Life on which
											Depreciation
				Costs	Increase						in Latest
				Capitalized	(Decrease) in	Gross Amount at which Carried					Statement of
		Initial Cost to Company		Subsequent to	Net Investment	at Close of Period			Accumulated		Income
Description	Encumbrances	Land	Buildings	Acquisition (a)	(b)	Land	Buildings	Total	Depreciation (d)	Date Acquired	is Computed
Warehouse, distribution, office and industrial facilities in Perris, California; Eugene, Oregon; West Jordan, Utah and Tacoma, Washington	7,932,085	6,050,000	8,198,138			6,050,000	8,198,138	14,248,138	794,110	February 28, 2002	40 yrs.
Warehouse and distribution facilities in Charlotte and Lincolnton, North Carolina and Mauldin, South Carolina	8,500,963	1,860,000	12,851,675			1,860,000	12,851,675	14,711,675	1,219,778	March 26, 2002	40 yrs.
Warehouse and distribution facilities in Boe, Carpiquet, Mans, Vendin Le Vieil, Lieusaint, Lagnieu, Luneville and St. Germain de Puy, France	90,881,532	15,724,087	75,210,660	11,761,695	28,686,940	22,042,194	109,341,188	131,383,382	9,829,861	March 26, 2002	40 yrs.
Warehouse, distribution and office facilities in Davenport, Iowa and Bloomington, Minnesota	18,394,744	3,260,000	26,009,123			3,260,000	26,009,123	29,269,123	2,248,695	July 5, 2002	40 yrs.
Industrial facility in Gorinchem, Netherlands	6,201,518	2,374,404	3,864,260		1,174,087	2,842,560	4,570,191	7,412,751	395,724	July 5, 2002
Industrial facilities in Granite City, Illinois; Kendallville, Indiana and Clinton Township, Michigan	19,314,919	4,390,000	30,336,328			4,390,000	30,336,328	34,726,328	2,812,430	August 10, 2002	40 yrs.
Educational facility in Upper Saucon Township, Pennsylvania	11,679,327	3,200,000	15,415,229	1,086,974		3,200,000	16,502,203	19,702,203	1,044,555	August 10, 2002	40 yrs.

	$600,436,772	$182,553,756	$740,145,848	$104,860,170	$22,807,922	$188,713,089	$861,654,607	$1,050,367,696	$106,730,579

CORPORATE PROPERTY ASSOCIATES 14 INCORPORATED
SCHEDULE III — REAL ESTATE AND ACCUMULATED DEPRECIATION (Continued)
as of December 31, 2005
(not in thousands)

						Gross Amount
				Costs	Increase	at which Carried
				Capitalized	(Decrease) in	at Close of
		Initial Cost to Company		Subsequent to	Net Investments	Period
Description	Encumbrances	Land	Buildings	Acquisition	(b)	Total	Date Acquired
Direct Financing Method:
Industrial facilities in Dallas and Greenville, Texas	$10,646,708	$459,608	$20,426,564		$(3,191,407)	$17,694,765	November 18, 1999
Multiplex theater facility in Midlothian, Virginia	6,693,084		10,818,996	$854,117	863,662	12,536,775	September 22, 1999
Office facility in Scottsdale, Arizona	14,602,112		25,414,917			25,414,917	September 21, 2000
Warehouse and distribution facility in Elk Grove Village, Illinois	2,313,918		4,172,251	3,920		4,176,171	October 30, 2000
Multiplex motion picture theater in Pensacola, Florida			4,112,076	2,541,782		6,653,858	December 7, 2000
Industrial facility in Doncaster, United Kingdom	6,178,532		8,383,364	7,099	2,448,561	10,839,024	January 9, 2001
Industrial and manufacturing facilities in Manchester, Michigan; Farmville, Old Fort and Albemarie, North Carolina; Holmesville, Ohio and Springfield, Tennessee	15,951,346	2,961,000	24,473,555	20,257		27,454,812	September 28, 2001
Educational facility in Mooresville, North Carolina	6,275,944	1,600,000	9,275,962	130,053	(263,737)	10,742,278	February 11, 2002

	$62,661,644	$5,020,608	$107,077,685	$3,557,228	$(142,921)	$115,512,600

(a)	Consists of the costs of improvements subsequent to purchase and acquisition costs including legal fees, appraisal fees, title costs and other related professional fees.

(b)	The increase (decrease) in net investment is due to the amortization of unearned income producing a constant periodic rate of return on the net investment which is more (less) than lease payments received, foreign currency translation adjustments, impairment losses and property sales.

(c)	At December 31, 2005, the aggregate cost of real estate owned by the Company and its subsidiaries for U.S. Federal income tax purposes is $930,229,418.

(d)	Reconciliation of real estate and accumulated depreciation:

	Reconciliation of Real Estate Accounted for Under the
	Operating Method
	December 31,
	2005	2004	2003
Balance at beginning of year	$1,086,073,255	$1,072,543,402	$1,010,142,307
Additions	3,111,105	2,034,685	19,988,102
Dispositions	(1,375,640)	—	—
Reclassification from real estate under construction	—	—	14,723,082
Reclassification to direct financing lease, net of reclassification from direct financing lease	—	—	(729,353)
Reclassification to asset held for sale	—	(4,119,723)	—
Foreign currency translation adjustment	(25,902,228)	15,614,891	28,419,264
Reclassification to equity investment	(11,538,796)	—	—

Balance at close of year	$1,050,367,696	$1,086,073,255	$1,072,543,402

CORPORATE PROPERTY ASSOCIATES 14 INCORPORATED
SCHEDULE III — REAL ESTATE AND ACCUMULATED DEPRECIATION (Continued)
as of December 31, 2005
(not in thousands)

	Reconciliation of Accumulated Depreciation
	December 31,
	2005	2004	2003
Balance at beginning of year	$86,212,092	$62,105,338	$38,682,696
Depreciation expense	23,499,816	23,425,574	22,728,601
Depreciation expense from discontinued operations	—	64,583	66,743
Reclassification to direct financing lease	—	—	(236,973)
Reclassification to equity investment	(1,300,472)	—	—
Reclassification to asset held for sale	—	(323,213)	—
Foreign currency translation adjustment	(1,680,857)	939,810	864,271

Balance at close of year	$106,730,579	$86,212,092	$62,105,338